EXHIBIT 5.1

April 12, 2004 Captiva Software Corporation 10145 Pacific Heights Blvd. San Diego, CA 92121 Ladies and Gentlemen:	ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com LANCE W. BRIDGES (858) 550-6019 bridgeslw@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000

You have requested our opinion with respect to certain matters in connection with the filing by Captiva Software Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the offering of up to 2,875,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), including 385,000 shares of Common Stock reserved for issuance by the Company upon the exercise of the underwriters’ over-allotment option (collectively, “Shares”).

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation, as amended, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares will be sold at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ LANCE W. BRIDGES

Lance W. Bridges, Esq.